Exhibit 3.1

AMENDMENT TO THE
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ROYAL HAWAIIAN ORCHARDS, L.P.

This amendment to the Amended and Restated Agreement of Limited Partnership of Royal Hawaiian Orchards, L.P. (this “Amendment”) is duly adopted by Royal Hawaiian Resources, Inc., the managing general partner (the “Managing General Partner”) of Royal Hawaiian Orchards, L.P. (the “Partnership”) and is effective as of November 1, 2013.

RECITALS

A.                                    The Partnership was formed as a limited partnership under the laws of the State of Delaware pursuant to an Agreement of Limited Partnership dated April 14, 1986 and a Certificate of Limited Partnership dated April 14, 1986 filed by the Partnership with the Office of the Secretary of State of Delaware.  The Agreement of Limited Partnership was amended and restated as of (i) October 14, 1989, (ii) March 10, 2008 and (iii) October 1, 2012.

B.                                    The Amended and Restated Agreement of Limited Partnership, as amended effective as of October 1, 2012, is the currently effective partnership agreement (the “Partnership Agreement”).  Capital terms used but not defined herein have the meanings given to such terms in the Partnership Agreement.

C.                                    The Managing General Partner has determined that this Amendment (i) does not have a material adverse effect upon the Limited Partners or the Partnership, (ii) is necessary or desirable to facilitate the trading of the Depositary Units, and (iii) is necessary to reflect the respective allocations, distributions, liquidation and other rights with respect to new securities issued by the Partnership.

NOW, THEREFORE, as authorized pursuant to Section 6.11 of the Partnership Agreement, the Managing General Partner does hereby amend the Partnership Agreement as follows:

AGREEMENT

1.                                      Subsection (D) of Section 7.10 is amended by the addition of the following new paragraph (5):

“(5)                           Upon the exercise of a noncompensatory option issued by the Partnership, the Capital Accounts of all Partners and the Carrying Values of all Partnership Properties shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to the Partnership Properties, in each case in the manner described in Section 1.704-1(b)(2)(iv)(s)(2) of the Income Tax Regulations.  For the purposes of this Section 7.10(D)(5), the term  ‘noncompensatory option’ shall have the definition given to such term in Section 1.721-2(f) of the Income Tax Regulations.”

2.                                      Except as amended pursuant to this Amendment, the provisions of the Partnership Agreement shall remain in effect.

IN WITNESS WHEREOF, this Amendment is executed this 1st day of November, 2013.

Royal Hawaiian Resources, Inc.,
Managing General Partner

By:	/s/ Scott C. Wallace
Scott C. Wallace
President and Chief Executive Officer